Exhibit 99.1

ENTERCOM

EQUITY COMPENSATION PLAN

(As Amended through February 13, 2007)

The purpose of the Entercom Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Entercom Communications Corp. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights or restricted stock.  The Company believes that the Plan will enhance the incentive for participants to contribute materially to the growth of the Company, thereby benefiting the Company and the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

1.                                      Administration.

(a)           Committee.  The Plan shall be administered and interpreted by a committee appointed by the Board (the “Committee”). The Committee shall consist of two or more persons who may be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  However, the Board may retain the right to ratify, approve or amend any grants as it deems appropriate.  If the Board requires ratification or approval of a grant and the grant is not ratified or approved by the Board, such grant shall not be effective.  Before an initial public offering of the Company’s stock as described in Section 20(b) (a “Public Offering”), the Plan may be administered by the Board.  If the Board administers the Plan during a period prior to a Public Offering, references in the Plan to the “Committee” shall be deemed to refer to the Board during but only for such period.

(b)           Committee Authority.  Subject to ratification or approval by the Board if the Board retains such right pursuant to subsection (a) above, the Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when grants will be made and the commencement and duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

(c)           Committee Determinations.  Subject to ratification, approval or amendment by the Board if the Board retains such right pursuant to subsection (a) above, the Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  Subject to ratification, approval or amendment by the Board if the Board retains such right pursuant to subsection (a) above, the Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d)           Delegation of Authority.  Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer of the Company the authority to make grants under the Plan to employees and Key Advisors (as defined herein) of the Company and its subsidiaries who are not subject to the restrictions of Section 16(b) of the Exchange Act and who are not expected to be subject to the limitations of Section 162(m) of the Code.  The grant of authority under this subsection 1(d) shall be subject to such conditions and limitations as may be determined by the Committee, subject to ratification and approval by the Board if the Board retains such right pursuant to subsection (a) above.  If the Chief Executive Officer makes grants pursuant to the delegated authority under this subsection (d), references in the Plan to the “Committee,” as they relate to making such grants (but not to the subsequent administration of such grants), shall be deemed to refer to the Chief Executive Officer.

2.                                      Shares Subject to the Plan and Types of Grants

Before a Public Offering, awards may be made under the Plan with respect to shares of non-voting common stock of the Company, and after a Public Offering, awards may be made with respect to shares of Class A common stock of the Company.  The term “Company Stock” means, before a Public Offering, non-voting common stock of the Company and, after a Public Offering, Class A common stock of the Company.  Awards under the Plan may consist of grants of (a) incentive stock options as described in Section 5 (“Incentive Stock Options”), (b) nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), (c) restricted stock as described in Section 6 (“Restricted Stock”) and (d) stock appreciation rights as described in Section 7 (“SARs”) (all such awards being hereinafter collectively referred to as “Grants”).  All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument made in conformance with the Plan (the “Grant Instrument”).  The Committee shall approve the form and provisions of each Grant Instrument.  Grants under a particular Section of the Plan need not be uniform as among the Grantees (as defined below) or among any class or grouping of Grantees.

3.                                      Limitations on the Number of Shares Subject to the Plan

(a)           Limitations.  The aggregate number of shares of Company Stock that may be issued or transferred pursuant to Grants under the Plan shall be 8,500,000(1) subject to adjustment as described in subsection (b) below.  In addition to the foregoing, subject to adjustment as

(1)          Increased by 1,135,011 shares, from 7,364,989 to 8,500,000 by approval of the Board on February 22, 2005, subject to shareholder approval of such increase being obtained on or before February 22, 2006.

described in subsection (b) below, commencing on January 1, 2006 and each anniversary thereafter during the term of the Plan, the number of shares of Company Stock that may be issued or transferred pursuant to Grants under the Plan shall be increased by (i) 1,500,000 shares of Company Stock or (ii) a lesser amount determined by the Board.  As a further limitation, subject to adjustment as described in subsection (b) below, the aggregate number of shares of Company Stock that may be subject to Grants of Incentive Stock Options shall not exceed 1,850,000 shares, and the aggregate number of shares of Company Stock that may be subject to Restricted Stock Grants shall not exceed 2,000,000.  Subject to adjustment as described in subsection (b) below, the aggregate number of shares of Company Stock that may be subject to Grants made under the Plan to any individual during any calendar year shall not exceed 925,000 shares.  The shares may be authorized but unissued shares of Company Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of Restricted Stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

(b)           Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  Any adjustments determined by the Committee shall be final, binding and conclusive.

(c)           Provisions Applicable to Section 162(m) Participants

(i)            The Committee, in its discretion, may determine whether a Grant is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

(ii)           Notwithstanding anything in the Plan to the contrary, the Committee (provided it is comprised solely of two or more “outside directors” as defined under Section 162(m) of the Code) may award any Grant to a Section 162(m) Participant, including Restricted Stock the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria.

(iii)          To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Restricted

Stock granted under the Plan to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Restricted Stock which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of Restricted Stock to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service.  Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service.  In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(iv)          Furthermore, notwithstanding any other provision of the Plan, any Grant awarded to a Section 162(m) Participant and that is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

(v)           For purposes of the Plan,

(A)          “Performance Criteria” shall mean the following business criteria with respect to the Company, any subsidiary or any division or operating unit: (a) net income, (b) pre-tax income, (c) operating income, (d) cash flow, (e) earnings per share, (f) return on equity, (g) return on invested capital or assets, (h) cost reductions or savings, (i) funds from operations, (j) appreciation in the fair market value of Company Stock, and (k) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; each as determined in accordance with generally accepted accounting principles or subject to such adjustments as may be specified by the Committee.

(B)           “Section 162(m) Participant” shall mean any key Employee designated by the Committee as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

4.                                      Eligibility for Participation

(a)           Eligible Persons.  All employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan.  Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors are natural persons rendering bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b)           Selection of Grantees.  The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.  Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees.”

5.                                      Granting of Options

(a)           Number of Shares.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)           Type of Option and Price.

(i)            The Committee may grant Incentive Stock Options which are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or Nonqualified Stock Options which are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to Employees.  Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)           The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted; (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and (z) in the event that the Exercise Price of an Option is below the Fair Market Value per share on the date of grant, such Option may also include limitations regarding the exercise of such Option and may provide that such exercise is subject to certain terms and restrictions, including a prior election by the Grantee, to the extent such terms and restrictions are required so as not cause the Option or the shares of Company Stock issuable pursuant to the exercise of such Option to be includable in the gross income of the Grantee under Section 409A of the Code prior to such times or occurrence of such events, as permitted by the

Code and the regulations and other guidance thereunder (including, without limitation, Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder).

(iii)          If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date or if the Committee determines otherwise in its discretion) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.  If the Company Stock is not publicly traded or, if publicly traded but not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c)           Option Term.  The Committee shall determine the term of each Option.  The term of any Option shall not exceed ten years from the date of grant.  However, an Incentive Stock Option which is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d)           Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument.  The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason, and such acceleration need not be uniform as among any class or grouping of Grantees.  Notwithstanding the foregoing, a Nonqualified Stock Option intended to comply with Section 409A of the Code pursuant to Subsection (b)(ii) above shall be exercisable at such times as are permitted under Section 409A of the Code and shall not be accelerated to the extent such acceleration would not comply with Section 409A of the Code.

(e)           Termination of Employment, Disability or Death.

(i)            Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board.  In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than a Disability (as defined in subsection (v) below), death, or termination for Cause (as defined in subsection (v) below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of the date such employment or service ceased.

(ii)           In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Company, any Option held by the Grantee shall terminate as of the date and time the Grantee ceases to be employed by, or provide service to, the Company.  In addition, notwithstanding any other provisions of this Section 5, if the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Company or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate.  In the event the Grantee has engaged in conduct that constitutes Cause, in addition to the immediate termination of all Grants, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares (subject to any right of setoff by the Company).

(iii)          In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of the date such employment or service ceased.

(iv)          If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option which is otherwise exercisable by the Grantee as of the date of his or her death shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term.  Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of the date such employment or service ceased.

(v)           For purposes of this Section 5(e) and Section 6:

(A)          The term “Company” shall mean the Company and its parent and subsidiary corporations.

(B)           “Employed by, or provide service to, the Company” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor or member of the Board), unless the Committee determines otherwise in the Grant Instrument.

(C)           “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

(D)          “Cause” shall mean, except to the extent specified otherwise by the Committee or separately defined in a written employment or similar agreement between a Grantee and the Company, a finding by the Committee that, before or after termination of employment or service, the Grantee (i) has engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (ii) has breached any provision of his or her employment or service contract with the Company, including, without limitation, any covenant against competition and/or raiding of the Company’s Employees, Non-Employee Directors or Key Advisors, or (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.

(f)            Exercise of Options.  A Grantee may exercise an Option which has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price.  The Grantee shall pay the Exercise Price for an Option as specified by the Committee (x) in cash, (y) with the approval of the Committee, subject to such restrictions as the Committee deems appropriate, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option) and having a Fair Market Value on the date of exercise equal to the Exercise Price or (z) by such other method as the Committee may approve, including, after a Public Offering, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.  Shares of Company Stock used to exercise an Option must, unless otherwise determined by the Committee, have been held by the Grantee for the requisite period of time to avoid adverse accounting or tax consequences to the Company with respect to the Option.  The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 8) at the time of exercise.

(g)           Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that if the aggregate Fair Market Value of the stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year by a Grantee exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.  For this purpose, the Fair Market Value of the stock shall be measured on the date of grant of the Option.  All Incentive Stock Options granted to the Grantee under the Plan or any other stock option plan of the Company or a parent or subsidiary corporation shall be taken into consideration in determining whether the foregoing limit has been met.  An Incentive Stock Option shall not be granted to any person who is not an employee of the Company or a parent or subsidiary (within the meaning of Section 424(f) of the Code) at the time of the grant.

6.                                      Restricted Stock Grants

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate.  The following provisions are applicable to Restricted Stock:

(a)           General Requirements.  Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for consideration or for no consideration,

as determined by the Committee.  The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate.  The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)           Number of Shares.  The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c)           Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Company (as defined in Section 5(e)) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)           Restrictions on Transfer and Legend on Stock Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee under Section 9(a).  Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant.  The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed.  The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e)           Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

(f)            Lapse of Restrictions.  All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee.  The Committee may waive any or all restrictions and conditions of a Restricted Stock Grant.  Unless otherwise determined by the Committee in the Grant Instrument, all restrictions imposed on Restricted Stock shall lapse upon the Grantee’s death.

(g)           Deferral Elections by Grantees.  The Committee may permit a Grantee to elect to defer the receipt of all or a percentage of the shares of Restricted Stock that would otherwise be transferred to the Grantee on the future vesting of such shares (the “Deferred Shares”).  Such election shall be made on the form attached hereto as Exhibit “A” (the “Election Form”) and shall be filed with the Committee at any time on or before the December 31st of the year prior to the year in which such Grantee is scheduled to become vested in his or her Deferred Shares or such earlier date as may be required to comply with Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder.  All such deferral elections shall be subject to the following rules and procedures:

(i)            Recordkeeping.  The Committee shall establish and maintain an individual account in the name of each Grantee who files an Election Form and shall credit to such account cash dividends, if any, that are paid on the Deferred Shares after the restrictions on the Deferred Shares have lapsed.  On the last day of each fiscal year of the Company, the Committee shall credit earnings to the balance of the Grantee’s account at a rate of interest as determined from time to time by the Committee in its sole discretion.

(ii)           Distributions of Deferred Shares.  The Committee shall distribute the Grantee’s Deferred Shares, and earnings thereon, in accordance with the Participant’s Election Form and the terms of the Plan.  All distributions made by the Committee pursuant to elections made by the Grantee hereunder shall be subject to applicable federal, state and local tax withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to a beneficiary, the delivery to the Committee of all necessary documentation as may be required by the Committee.  Within two and one half months after receiving notice of a Grantee’s death or Qualified Disability, the Committee shall distribute any balance of the Grantee’s Deferred Shares, and earnings thereon, to the Grantee’s designated beneficiary, if living, or if such designated beneficiary is deceased or the Grantee fails to designate a beneficiary, to the Grantee’s estate.  If the Grantee ceases to provide service to the Company for a reason other than the Grantee’s death or Qualified Disability, the Grantee’s Deferred Shares (to the extent vested) and earnings thereon shall be distributed to the Grantee in a lump sum at such time as elected by the Grantee in his or her Election Form which times shall be limited to the following events:

(a)           a date specified in such election,

(b)           the termination of a Grantee,

(c)           an Unforeseeable Emergency of such Grantee; or

(d)           a Change in Control

(iii)          The distribution provisions of a Grantee’s Election Form may be changed by the Grantee at any time provided the change is made at least twelve months prior to the date on which the Deferred Shares, and the earnings thereon, are distributable to the Grantee and provided further that any such change results in the earliest distribution of the Deferred Shares, and any earnings, occurring not earlier than five years following the original scheduled distribution date or otherwise complies with Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder.

(iv)          Rights to Deferred Shares and Earnings.  A Grantee may not assign his or her claim to Deferred Shares, and the earnings thereon, during his or her lifetime, except in accordance with Section 9 of the Plan.  A Grantee’s right to Deferred Shares and earnings thereon shall at all times constitute an unsecured promise of the Company to pay benefits as they come due.  The right of the Grantee or his or her beneficiary to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company.  Neither the Grantee nor his or her beneficiary shall have any claim against or rights in any specific assets or other fund of the Company.

(v)           Issuance of and Voting of Deferred Shares.  In no event shall the Company issue certificates for Deferred Shares until such shares are distributed to the Grantee (or his or her designated beneficiary).  In no event shall a Grantee have the right to vote Deferred Shares until such shares are distributed to the Grantee.

(h)           Definitions.  For purposes of this Section 6 and Section 7, the “Unforeseeable Emergency” of a Grantee shall mean a severe financial hardship to such Grantee resulting from:  (i) an illness or accident of such Grantee, or the spouse or a dependent (as defined in Section 152(a) of the Code) of such Grantee, (ii) the loss of such Grantee’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Grantee.  For purposes of this Section 6 and Section 7, “Qualified Disability” shall mean the Grantee is “disabled,” as such term is defined in Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder.  For purposes of this Section 6 and Section 7, “Change in Control” shall mean a change in control as defined as in Section 409A of the Code, and the regulations and other guidance issued by the Secretary of the Treasury thereunder.

7.                                      Stock Appreciation Rights

(a)           General Requirements.  The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option).  Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option.  The Committee shall establish the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(b)           Tandem SARs.  In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)           Exercisability.  An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument.  The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason, and such acceleration need not be uniform as among any class or grouping of Grantees; provided however, that the terms regarding the issuance of payments pursuant to an SAR for cash shall not be amended, modified or terminated in any manner which permits the acceleration of the time or schedule of such issuance of cash.  SARs may only be exercised while the Grantee is employed by, or providing service to, the Company or during the applicable period after termination of employment or service as described in Section 5(e) with respect to Options, and such exercise shall be under and subject to all of the limitations and termination and forfeiture provisions applicable to Options under Section 5(e), including without limitation forfeiture of any SARs and the release of any obligations of the Company to respond to the exercise of any SARs under the circumstances set forth in Section 5(e)(ii).  A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)           Value of SARs and Time of Distribution.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof; provided, that the recipient of any SAR that is payable in other than Company Stock may elect to receive cash issuable pursuant to such SAR only upon one or more of the following events:

(i)            a date specified in such election,

(ii)           the termination of a Grantee,

(iii)          an Unforeseeable Emergency of such Grantee;

(iv)          a Change in Control;

(v)           death; or

(vi)          Qualified Disability;

(e)           provided, however, in the case of a Grantee who is a “key employee” as defined in Code Section 416(i) (determined without regard to paragraph (5) thereof) of the Company, the payment issuable pursuant to such Grantee’s termination shall not be made before the date which is six (6) months after the date of such termination.

(f)            Stock Appreciation Amount.  The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(g)           Form of Payment.  The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate; provided, that any SAR that is payable in other than Company Stock shall contain such terms and provisions as are necessary to comply with Section 409A of the Code.  For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.  If shares of Company Stock are to be received upon exercise of an SAR, only whole shares of Company Stock (rounded down to the nearest whole share) shall be issued.

8.                                      Withholding of Taxes(2)

(2)           Section 8 was amended in its entirety February 13, 2007.

(a)           Required Withholding.  All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  Notwithstanding the provisions of Section 8(b), the Company may at any time, from time to time, require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants and may require such payment as a precondition for awarding or exercising such Grant, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b)           Withhold Shares.  Subject to any requirement imposed by the Committee pursuant to Section 8(a), unless a Grantee elects otherwise, a Grantee shall satisfy the Company’s income and employment tax withholding obligation with respect to an Option, SAR or Restricted Stock by having the Company withhold that number of shares having a Fair Market Value equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income (“Net Withholding”).  The Fair Market Value of the shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  Any election by a Grantee to satisfy tax withholding other than through Net Withholding must be in a form and manner prescribed by the Company and shall be subject to the prior approval of the Company.

9.                                      Transferability of Grants

(a)           Nontransferability of Grants.  Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime.  A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder).  When a Grantee or permitted transferee dies, the personal representative or other person entitled to succeed to the rights of the Grantee or permitted transferee (“Successor Grantee”) may exercise such rights.  A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)           Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer as a gift Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

10.                               Shareholder Agreement

Prior to a Public Offering, the Committee shall, as a condition to any Grant, require that a Grantee become a party to a shareholder agreement with respect to any Grants and any Company Stock that may be obtained pursuant thereto.  Such shareholder agreement shall contain the terms of any then existing shareholder agreement and/or any terms which the Committee deems appropriate.

11.                               Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than persons who are shareholders of the Company on the date the Plan is adopted) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of all votes required to elect a majority of the Board, provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder;

(b)           The consummation by the Company of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes required to elect a majority of the board of directors of the surviving corporation or (ii) the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the assets of the Company;

(c)           The shareholders of the Company approve an agreement providing for a liquidation or dissolution of the Company; or

(d)           After a Public Offering, any person has completed a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.

12.                               Consequences of a Change of Control

(a)           Notice and Acceleration.  Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable and (iii) the restrictions and conditions on all outstanding Restricted Stock shall immediately lapse.

(b)           Assumption of Grants.  Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation.

(c)           Other Alternatives.  Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, or (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate.  Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(d)           Committee.  The Committee making the determinations under this Section 12 following a Change of Control must be comprised of the same members as those on the Committee immediately before the Change of Control.  If the Committee members do not meet this requirement, the automatic provisions of subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them (except to the extent Grants are rescinded pursuant to subsection (e) below).

(e)           Limitations.  Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, (i) the Committee (including the Committee in place before a Change of Control and any Committee convened after a Change of Control) shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company (or, if applicable, the successor entity) intends to use such treatment with respect to the Change of Control, and (ii) without limiting the foregoing, in such event, the Committee may rescind any Grants (whether or not vested or exercisable) that would impair the use of pooling of interests accounting treatment, as determined by the Company’s certified public accountants.

13.                               Limitations on Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal and contractual restrictions applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of (i) any applicable law, regulation or official interpretation thereof, or (ii) the provisions of any stockholder agreement concerning Company Stock, and certificates representing such shares shall be legended to reflect any such restrictions.  Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

14.                               Amendment and Termination of the Plan

(a)           Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order for Incentive Stock Options granted or to be granted under the Plan to meet the requirements of Section 422 of the Code or if, after a Public Offering, such approval is required in order to exempt compensation under the Plan from the deduction limit under Section 162(m) of the Code.

(b)           Termination of Plan.  No additional Grants shall be made under the Plan after January 20, 2015 or such earlier date as may be determined by the Board.  The Plan may be extended by the Board with the approval of the shareholders.

(c)           Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 20(b).  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.  Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 20(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d)           Governing Document.  The Plan shall be the controlling document.  No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

15.                               Savings Clause.

(a)           Notwithstanding anything to the contrary in the Plan or any Grant, if and to the extent the Committee shall determine that the terms of any Grant may result in the failure of the such Grant to comply with the requirements of Section 409A of the Code, or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith, the Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan or any Grant as it deems necessary or advisable, including without limitation:

(i)            amendment or modification of the Plan or any Grant to conform the Plan or such Grant to the requirements of Section 409A of the Code or any regulations or other guidance thereunder (including, without limitation, any amendment or modification of the terms of any Grant regarding vesting, exercise, or the timing or form of payment).

(ii)           cancellation or termination of any unvested Grant, or portion thereof, without any payment to the Grantee holding such Grant.

(iii)          cancellation or termination of any vested Grant, or portion thereof, with immediate payment to the Grantee holding such Grant of the amount otherwise payable upon the immediate exercise of any such Grant, or vested portion thereof, by such Grantee.

(b)           Any such amendment, modification, cancellation, or termination of the Plan or any Grant may adversely affect the rights of a Grantee with respect to such Grant without the Grantee’s consent

16.                               Funding of the Plan

This Plan shall be unfunded and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.  No provision contained herein shall be construed to require that (i) the Company be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan, or (ii) interest be paid or accrued on any Grant or on any subsequent distribution of Company Stock, payment of cash, release or lapse of any restrictions on Company Stock, or any other distribution or payment of property or cash pursuant to the exercise of any rights provided by any Grants.

17.                               Rights of Participants

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be awarded a Grant under this Plan.  Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

18.                               No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant.  The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be disregarded or otherwise eliminated.

19.                               Headings

Section headings are for reference only.  In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

20.                               Effective Date of the Plan

(a)           Effective Date.  Subject to approval by the Company’s shareholders, the Plan was originally effective on June 24, 1998.  Effective January 21, 2005, but subject to the approval of the shareholders, the Plan was amended and restated and extended until January 20, 2015.

(b)           Public Offering.  The provisions of the Plan that refer to a Public Offering, or that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act or Section 162(m) of the Code, shall be effective, if at all, upon the effective date of the initial registration of the Company Stock under Section 12(g) of the Exchange Act.

21.                               Miscellaneous

(a)           Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan.  Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation.  The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives.  The Committee shall prescribe the provisions of the substitute grants.

(b)           Compliance with Law.  The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  It is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of Section 162(m) of the Code (after a Public Offering), Section 422 of the Code (with respect to Incentive Stock Options) and Section 409A of the Code (with respect to Grants subject to Section 409A of the Code).  After a Public Offering it is the intent of the Company, with respect to persons subject to Section 16 of the Exchange Act, that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any legal requirement of Section 162(m), 409A or 422 of the Code or of Section 16 of the Exchange Act ceases to be required by law or that the restrictions thereof are liberalized, the Committee may provide, in its sole discretion, that Plan provisions and restrictions relating to such legal requirements shall cease to apply or be liberalized, as appropriate.  The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.  The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees.  The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c)           Communications Laws.  Notwithstanding any other provision in the Plan to the contrary, if prior consent to the issuance or exercise of any Grant hereunder is required for any reason under the Communications Act of 1934, as amended, and/or the rules, regulations or policies of the Federal Communications Commission (the “FCC”) or any successor governmental agency (the “Communications Laws”) in effect at the time, whether as a consequence of the extent of the current and proposed holdings of the Grantee, the citizenship or legal qualifications of the Grantee or for any other reason under the Communications Laws, then no Grant shall be issued, become effective or be exercised without the Grantee first obtaining such prior written consent of the FCC or any successor governmental agency.

(d)           Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

(e)           One-time Option Exchange Program.  The Company may affect a one-time option exchange program (the “Option Exchange Program”), to be commenced at the discretion of the Compensation Committee of the Board of Directors, pursuant to which the Company may offer such option holders under the Plan, as the Compensation Committee may determine, a one-time opportunity for such option holders to voluntarily exchange all of their outstanding stock options, with exercise prices equal to or greater than $40.00 per share, for a lesser number of shares of restricted Class A Common stock of the Company.  The exchange ratio under the Option Exchange Program shall be at least fifteen-to-one (resulting in an exchange of at least fifteen (15) surrendered options for each share of restricted stock).  All Options surrendered in connection with the Option Exchange Program (net of new shares of restricted stock issued in exchange for such options) shall not be available for issuance under the Plan.  Subject to the foregoing, the Compensation Committee shall be permitted to determine additional restrictions or requirements relating to the Option Exchange Program.

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